EXHIBIT 99.1

Garmin® Signs Letter of Intent to Acquire Spanish Distributor

CAYMAN ISLANDS/July17, 2007/PR Newswire/ - Garmin Ltd. (NASDAQ: GRMN) announced today that it has signed a letter of intent for the proposed acquisition of Electrónica Trepat S.A. (“Electrónica Trepat”), the principal distributor of Garmin’s consumer products in Spain. The completion of the acquisition is subject to the negotiation and execution of a definitive acquisition agreement, the completion of legal and financial due diligence and customary closing conditions.

“The proposed acquisition of Electrónica Trepat is a further step in our ongoing strategy to strengthen Garmin’s presence in key European markets through vertical integration and to enhance our ability to support our key retailers and OEMs in these markets,” said Dr. Min Kao, chairman and CEO of Garmin Ltd.

Fernando Trepat, president of Electrónica Trepat said, "We are very pleased to be able to become fully integrated within Garmin and we look forward to continuing to expand Garmin’s sales in Spain."

Financial terms of the proposed transaction were not released. Following the acquisition, Electrónica Trepat is expected to change its name to Garmin España S.A. The company will retain its management, sales, marketing and supporting staff, consisting of approximately 60 people, and will continue operations at its current headquarters and warehouse facility located close to Barcelona.

Earlier this month Garmin completed the acquisition of its German distributor and in January 2007 Garmin acquired its French distributor.

About Garmin Ltd.
Through its operating subsidiaries, Garmin Ltd. designs, manufactures, markets and sells navigation, communication and information devices and applications - most of which are enabled by GPS technology. Garmin is a leader in the consumer and general aviation GPS markets and its products serve aviation, marine, outdoor recreation, automotive, wireless and OEM applications. Garmin Ltd. is incorporated in the Cayman Islands, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. For more information, visit Garmin’s virtual pressroom at www.garmin.com/pressroom or contact the Media Relations department at 913-397-8200. Garmin is a registered trademark of Garmin Ltd.

Notice on Forward-Looking Statements:
This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations. The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 30, 2006 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s Form 10-K can be downloaded at www.garmin.com/aboutGarmin/invRelations/finReports.html. No forward-looking statement can be guaranteed. Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.